STOCK PURCHASE AGREEMENT

by and among

INNOVATIVE POWER SYSTEMS INC.,

THE STOCKHOLDERS OF INNOVATIVE POWER SYSTEMS INC.,

QUALITY POWER SYSTEMS, INC.,

THE STOCKHOLDERS OF QUALITY POWER SYSTEMS, INC.

and

FORTRESS INTERNATIONAL GROUP, INC.

Dated as of September 24, 2007

(i)

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS	20
4.1.	Authorization	20
4.2.	The Shares	20
4.3.	Consents and Filings	20
4.4.	Noncontravention	21
4.5.	No Legal Proceedings	21
4.6.	Receipt of Buyer Common Stock for Seller’s Own Account	21
4.7.	Accredited Investor	21
4.8.	Disclosure of Information	21
4.9.	Restricted Securities	21
4.10.	Legends	21

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	22
5.1.	Organization and Existence	22
5.2.	Authorization	22
5.3.	Consents and Filings	22
5.4.	Noncontravention	22
5.5.	No Legal Proceedings	22
5.6.	Valid Issuance of Buyer Common Stock	22
5.7.	Brokers	23
5.8.	Disclosure	23

ARTICLE VI	COVENANTS	23
6.1.	Conduct of the Business	23
6.2.	Access	23
6.3.	Government Filings	24
6.4.	Further Actions	24
6.5.	Tax Returns	24
6.6.	No Solicitation of Other Proposals.	24
6.7.	Noncompetition and Nonsolicitation.	25
6.8.	Defined Benefit Pension Plan	26

ARTICLE VII	CONDITIONS TO CLOSING	26
7.1.	Conditions Precedent to Buyer’s Obligations	26
7.2.	Conditions Precedent to each Company’s and Seller’s Obligations	27

ARTICLE VIII	INDEMNIFICATION OBLIGATIONS	28
8.1.	Survival	28
8.2.	Sellers’ Indemnification Obligations	28
8.3.	Buyer IPSI and QPSI Indemnification Obligations	28
8.4.	Notice of Claim	29
8.5.	Direct Claims	29
8.6.	Third Party Claims	29

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	30
9.1.	Termination	30
9.2.	Effect of Termination	30

(ii)

ARTICLE X	MISCELLANEOUS	30
10.1.	Expenses; Transfer Taxes	30
10.2.	Notices	31
10.3.	Severability	32
10.4.	Amendments and Waivers	32
10.5.	Counterparts	33
10.6.	Entire Agreement	33
10.7.	No Third Party Beneficiaries	33
10.8.	Governing Law	33
10.9.	Consent to Jurisdiction; Waiver of Jury Trial	33
10.10.	Publicity	34
10.11.	Assignment	34
10.12.	Construction	34

(iii)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 24, 2007 by and among FORTRESS INTERNATIONAL GROUP, INC., a Delaware corporation (“Buyer”), INNOVATIVE POWER SYSTEMS INC., a Virginia corporation (“IPSI”), QUALITY POWER SYSTEMS, INC., a Delaware corporation (“QPSI” and with IPSI, each a “Company” and together, the “Companies”), and the undersigned holders of the outstanding shares of capital stock of each of IPSI and QPSI (each, a “Seller” and, collectively, the “Sellers”).

RECITALS

A. The Sellers own all of the issued and outstanding shares of capital stock of IPSI and QPSI (collectively, the “Shares”), with each Seller owning the number of Shares set forth on such Seller’s signature page hereto.

B. Buyer desires to purchase the Shares from the Sellers, and the Sellers desire to sell the Shares to Buyer, in each case on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.  Definitions. As used in this Agreement, the following terms have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.4(b)(iii).

“Adjusted Cash Consideration” has the meaning set forth in Section 2.4(c).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreed Allocation” with respect to any Seller means the percentage set forth on Schedule I attached hereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.6(a).

“Business” has the meaning set forth in Section 6.7(b).

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 2.1(b)(iii).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Parties” has the meaning set forth in Section 6.7(b).

“Cash Consideration” has the meaning set forth in Section 2.1(b)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Amount” has the meaning set forth in Section 2.1(c).

“Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” and “Companies” have the meanings set forth in the preamble to this Agreement.

“Company Plan” has the meaning set forth in Section 3.14(a).

“Company Representatives” has the meaning set forth in Section 6.6(a).

“Consent” has the meaning set forth in Section 3.4.

“Current Assets” has the meaning set forth in Section 2.4(d).

“Current Liabilities” has the meaning set forth in Section 2.4(d).

“Damages” means any and all claims, lawsuits, liabilities, losses, damages, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

“Direct Claim” has the meaning set forth in Section 8.4.

“Direct Claim Counter Notice” has the meaning set forth in Section 8.5.

“Earn-Out Payment” has the meaning set forth in Section 2.5.

“Earn-Out Period” has the meaning set forth in Section 2.5.

“Earn-Out Worksheet” has the meaning set forth in Section 2.5(a).

“EBITDA” has the meaning set forth in Section 2.5(a).

“Employment Agreement” has the meaning set forth in Section 2.3(b)(ii).

“Encumbrance” means any charge, claim, lien, pledge, security interest, voting agreement, option, right of first refusal, easement, servitude, right of way, or other encumbrance or similar restriction.

“ERISA” has the meaning set forth in Section 3.14(a).

“Filing” has the meaning set forth in Section 3.4.

“Financial Statements” has the meaning set forth in Section 3.7.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Intellectual Property” means all U.S. and foreign intellectual property rights, including patents, inventions, technology, discoveries, processes, know-how, trademarks, service marks, trade names, brand names, domain names, corporate names, logos, copyrights, and copyrightable works (including software and related items), and trade secrets, and all registrations, applications, continuations, continuations-in-part, divisions, provisionals, reissues, re-examinations and similar protections relating thereto.

“IPSI” has the meaning set forth in the preamble to this Agreement.

“IPSI Common Stock” means the common stock of IPSI, par value $0 per share.

“Knowledge” means the actual knowledge, after reasonable inquiry, of the Sellers, and with respect to IPSI, Keith (Wayne) Byrd and Dan Toland, and with respect to QPSI, Keith (Wayne) Byrd, Dan Toland, and Judy Toland, after reasonable investigation by such persons.

“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity.

“Lease” has the meaning set forth in Section 3.18.

“Legal Proceeding” means any action, claim, lawsuit, arbitration, proceeding or investigation.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Companies and the Subsidiaries, taken as a whole, other than events or changes generally occurring in the businesses in which the Companies and the Subsidiaries operate or in the economy in general.

“Material Contract” means any contract or agreement required to be set forth on Schedule 3.12(a).

“Noncompete Parties” has the meaning set forth in Section 6.7(a).

“Note” has the meaning set forth in Section 2.1(b)(ii).

“Notice of Claim” has the meaning set forth in Section 8.4.

“Notice of Disagreement” has the meaning set forth Section 2.4(b).

“Parties” means the parties to this Agreement, and “Party” means any of the Parties.

“Permit” means any permit, licenses, registrations or other authorization.

“Permitted Encumbrances” means (i) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other liens arising or incurred in the ordinary course of business; (iii) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by an investigation of title to the extent and nature which a prudent buyer of property in the relevant jurisdiction would carry out, (B) any conditions that may be shown by survey, title report or physical inspection (whether or not made) and (C) zoning, building and other similar restrictions, so long as none of (A) or (B) or (C) prevent the use of such real property substantially as currently used by the Companies or any of the Subsidiaries or materially affect the value of any such property.

“Person” means any individual, corporation, limited liability company, limited partnership, general partnership, joint venture, trust, association, Governmental Entity or other organization or entity.

“Purchase Price” has the meaning set forth in Section 2.1(b).

“QPSI” has the meaning set forth in the preamble to this Agreement.

“QPSI Common Stock” means the common stock of QPSI, par value $0 per share.

“Section 2.5(b) Accountants” has the meaning set forth in Section 2.5(b).

“Section 2.5(b) Notice” has the meaning set forth in Section 2.5(b).

“Securities Act” has the meaning set forth in Section 4.7.

“Seller” and “Sellers” have the meanings set forth in the preamble to this Agreement.

“Seller’s Cash Consideration” with respect to any Seller means the dollar amount of Cash Consideration equal to the product of (x) the aggregate Cash Consideration payable pursuant to Section 2.1(b)(i) multiplied by (y) such Seller’s Agreed Allocation.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Sellers’ Representative” has the meaning set forth in Section 2.5(a).

“Seller’s Stock Consideration” with respect to any Seller means the number of shares of Buyer Common Stock equal to the product of (x) the aggregate number of shares of Buyer Common Stock issuable pursuant to Section 2.1(b)(iii) multiplied by (y) such Seller’s Agreed Allocation.

“Shares” has the meaning set forth in the Recital A to this Agreement.

“Statement” has the meaning set forth in Section 2.4(a).

“Subsidiaries” means the direct and indirect subsidiaries of IPSI and QPSI and “Subsidiary” means any of the Subsidiaries.

“Tax” or “Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Working Capital” has the meaning set forth in Section 2.4(d).

ARTICLE II
PURCHASE AND SALE OF THE SHARES; ADJUSTMENT

2.1.  Purchase and Sale of the Shares.

(a)  Subject to the terms and conditions hereof, at the Closing, each Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from each Seller, legal and beneficial ownership of the Shares held by such Seller, free and clear of Encumbrances of any kind.

(b)  The aggregate purchase price for the Shares (the “Purchase Price”) shall consist of the following:

(i)  $1,550,000 in cash, subject to adjustment as provided herein (the “Cash Consideration”);

(ii)  a promissory note in the aggregate original principal amount of $300,000, substantially in the form attached hereto as Exhibit A (the “Note”); and

(iii)  that number of fully paid, nonassessble shares of common stock of Buyer, par value $0.001 per share (the “Buyer Common Stock”) as shall be equal to $150,000, calculated based on the average of the last reported sale prices per share of Buyer Common Stock on the Nasdaq over the 20 consecutive trading days ending on the trading day that is two trading days prior to the Closing Date; and

(iv)  the earn out amounts, if any, determined in accordance with the provisions of Section 2.5 in the event IPSI and QPSI achieve certain target revenues.

(c)  The Cash Consideration shall be increased by an amount equal to the amount by which the Working Capital (as defined below) set forth on the good faith estimate prepared by Sellers (and reasonably satisfactory to Buyer) and delivered to Buyer at least five Business Days prior to the Closing Date exceeds Three Hundred Thousand Dollars ($300,000.00), and shall be decreased by an amount equal to the amount by which the Working Capital set forth on the good faith estimate prepared by Sellers (and reasonably satisfactory to Buyer) and delivered to Buyer at least five Business Days prior to the Closing Date is less than Three Hundred Thousand Dollars ($300,000.00) (the Cash Consideration as so adjusted shall hereinafter be referred to as the “Closing Date Amount”).

(d)  The Purchase Price shall be allocated as follows: 70% of the consideration for the purchase of IPSI and 30% of the consideration for the purchase of QPSI. The Parties agree to file their respective federal, state and local income tax returns based on the above allocation and to indemnify the other against any loss, liability, damage, penalty, interest or expense (including reasonable attorney's fees) incurred by reason of breach thereof.

2.2.  Closing. The closing of the purchase and sale of the Shares (the “Closing”) will take place on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII, or at such other date as may be agreed to by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

2.3.  Deliveries and Payments at the Closing.

(a)  At the Closing, Buyer shall deliver or cause to be delivered:

(i)  to the applicable Sellers, such Seller’s Cash Consideration by wire transfer of immediately available funds to such account or accounts as may be designated by such Seller in writing no later than two Business Days prior to the Closing, in each case against delivery by such Seller of the certificates evidencing the Shares being sold by such Seller, duly endorsed or accompanied by duly executed stock powers;

(ii)  the Note referred to in Section 2.1(b)(ii);

(iii)  to the applicable Sellers, certificates for the number of whole shares of Buyer Common Stock representing each Seller’s Stock Consideration;

(iv)  to each Company, the officer’s certificate referred to in Section 7.2(c) hereof; and

(v)  such other documents as Sellers may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

(b)  At Closing, Sellers shall deliver or cause to be delivered to Buyer:

(i)  a receipt for the payment of the Seller’s Cash Consideration;

(ii)  Employment Agreements, dated as of the Closing Date, executed by Keith (Wayne) Byrd and Dan Toland and substantially in the form of Exhibit B attached hereto (each an “Employment Agreement”);

(iii)  the officer’s certificate referred to in Section 7.1(c) hereof; and

(iv)  such other documents as Buyer may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.

2.4.  Purchase Price Adjustment.

(a)  Within 60 days after the Closing Date, Buyer shall prepare and deliver to the Sellers an audited balance sheet of each Company prepared in accordance with this Agreement, and to the extent not inconsistent, GAAP, and a statement attached thereto (the “Statement”), certified by an officer of Buyer, setting forth Working Capital (as defined in Section 2.4(d)) as of the close of business on the Closing Date (the “Closing Working Capital”).

(b)  During the 45-day period following each Seller’s receipt of the Statement, the Sellers and their accountants shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless the Sellers’ Representative gives written notice of the Sellers’ disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall:

(i)  specify in reasonable detail the nature of any disagreement so asserted;

(ii)  only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.4; and

(iii)  be accompanied by a certificate of the Seller’s accountants stating that they concur with each of the positions taken by Sellers in the Notice of Disagreement.

If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with Clause I or II below) shall become final and binding upon the Sellers and Buyer on the earlier of (I) the date the Sellers’ Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, the Sellers’ Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Buyer and its accountants shall have access to the working papers of the Seller’s accountants prepared in connection with their certification of the Notice of Disagreement. At the end of such 30-day period, the Sellers and Buyer shall submit to an independent accounting firm that has not had a previous relationship with the Sellers or Buyer (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be Reznick Fedder & Silverman or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The Sellers and Buyer agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The parties shall instruct the Accounting Firm to render its decision as promptly as practicable but in no event later than 60 days after its selection. The cost of any proceeding (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.4 shall be borne by Buyer and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of the Sellers’ accountants incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by the Sellers, and the fees and disbursements of the accountants of Buyer incurred in connection with their certification of the Statement and review of any Notice of Disagreement shall be borne by Buyer.

(c)  The Cash Consideration shall be increased by the amount by which Closing Working Capital exceeds Three Hundred Thousand Dollars ($300,000.00) and decreased by the amount by which Closing Working Capital is less than $300,000 (the Cash Consideration as so adjusted shall hereinafter be referred to as the “Adjusted Cash Consideration”). If the Closing Date Amount (as defined in Section 2.1(c)) is more than the Adjusted Cash Consideration, Buyer shall, upon the Statement becoming final and binding on the parties, be entitled to set-off payment to Sellers from the Note to the extent of such difference, and to the extent such difference exceeds the principal amount of the Note, each Seller shall remit, within five Business Days, such Seller’s Agreed Allocation of such difference together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. In the event that any amount is due hereunder on any date when an Earn-Out Payment would be payable, Buyer shall have the right to set-off payment to Sellers with respect to such Earn-Out Payment to the extent of any such amount that remains payable. If the Closing Date Amount (as defined in Section 2.1(c)) is less than the Adjusted Cash Consideration, Buyer shall, upon the Statement becoming final and binding on the parties, remit, within five Business Days, such difference together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(d)  The term “Working Capital” means Current Assets (as defined below) minus Current Liabilities (as defined below). The terms “Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of each Company calculated in accordance with generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved. Without limiting the generality of the foregoing, Current Liabilities will include all accrued tax liabilities through the Closing Date.

2.5.  Earn-Out Payments.

(a)  Delivery of Financial Information. Within 90 days after the last Business Day of each Earn-Out Period (as defined below), Buyer shall deliver to each Seller a work sheet (the “Earn-Out Worksheet”) prepared by Buyer’s independent public accountants or Buyer’s Chief Financial Officer (or his designee), setting forth Buyer’s determination of earnings of each Company before interest, taxes, depreciation and amortization (“EBITDA”) and cash equal to Buyer’s determination of such Seller’s Agreed Allocation of the Earn-Out Payments for said Earn-Out Period. Subject to execution of a Non-Disclosure Agreement in customary form, Sellers shall have the right, at Sellers’ expense, once during each Earn-Out Period, at reasonable times and upon reasonable notice, to examine, and to have one representative, who shall initially be Wilhelm Monroe & Gallagher (the “Sellers’ Representative”) examine, the books and records of the Companies to determine whether the calculation and payment of the Earn-Out Payment are being conducted in accordance with the provisions of this Agreement.

(b)  Disputes Regarding Earn-Out Worksheet. In the event that Sellers dispute any amounts reflected on any Earn-Out Worksheet, Sellers’ Representative shall notify Buyer in writing (such notice, a “Section 2.5(b) Notice”), within 45 days after the delivery of the Earn-Out Worksheet, setting forth the amount, nature and basis of the dispute. Within the following 10 days, the parties shall use their reasonable best efforts to resolve in good faith such dispute. Upon their failure to do so, Sellers’ Representative and Buyer shall within 10 days from the end of such 10 day period jointly engage an Independent Accountant (the “Section 2.5(b) Accountants”). The Section 2.5(b) Accountants shall be engaged jointly by Buyer and Sellers’ Representative to decide the dispute with respect to the Earn-Out Worksheet within 30 days from its appointment; such decision to be communicated to both parties in writing. The decision of the Section 2.5(b) Accountants shall be final and binding upon the parties and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of such accounting firm shall be borne by one-half by Buyer and one-half by Sellers’ Representative.

(c)  Calculation of 2007 Earn-Out Payment. The Earn-Out Payment (the “2007 Earn-Out Payment”) for the period ending on December 31, 2007 (the “2007 Earn-Out Period”) shall be determined as follows:

(i)  to the extent EBITDA is less than or equal to $600,000, the 2007 Earn-Out Payment shall equal $0.00,

(ii)  to the extent EBITDA is greater than $600,000, the 2007 Earn-Out Payment shall equal $400,000 payable as follows: $200,000 in cash and a promissory note in the aggregate original principal amount of $200,000 substantially in the same form of the Note.

(d)  Calculation of 2008 and 2009 Earn-Out Payments. The Earn-Out Payments for each twelve (12) month period ending on December 31, 2008 and December 31 2009 (each such twelve-month period individually, the “2008 Earn-Out Period” or “2009 Earn-Out Period,” as applicable) shall be determined as follows with respect to any such Earn-Out Period:

(i)  to the extent EBITDA is less than or equal to $450,000, the Earn-Out Payment for each of the 2008 Earn-Out Period and 2009 Earn-Out Period, as applicable, shall equal $0.00,

(ii)  to the extent EBITDA is greater than $450,000, the Earn-Out Payment for each of the 2008 Earn-Out Period and 2009 Earn-Out Period, as applicable, shall equal $150,000 plus the sum of (x) $1 for every dollar of EBITDA between $450,000 and $600,000 and (y) 20% of every dollar of EBITDA above $600,000.

(e)  Calculation of 2010 Earn-Out Payment. In the event the 2007 Earn-Out Payment calculated in accordance with Section 2.5(c) above equals $0.00, the Earn-Out Payment (the “2010 Earn-Out Payment”) for the twelve (12) month period ending on December 31, 2010 (the “2010 Earn-Out Period”) shall be determined as follows:

(i)  to the extent EBITDA is less than or equal to $450,000, the 2010 Earn-Out Payment shall equal $0.00,

(ii)  to the extent EBITDA is greater than $450,000, the 2010 Earn-Out Payment shall equal $150,000 plus the sum of (x) $1 for every dollar of EBITDA between $450,000 and $600,000 and (y) 20% of every dollar of EBITDA above $600,000.

In the event the 2007 Earn-Out Payment calculated in accordance with Section 2.5(c) above is greater than $0.00, there shall not be any Earn-Out Payment for the twelve (12) month period ending on December 31, 2010.

(f)  Payment. Subject to the provisions of Section 2.5(g), Buyer shall deliver any Earn-Out Payment to Sellers based on each Seller’s Agreed Allocation determined in accordance with Section 2.4(c) within five Business Days of the Accountants final and binding decision.

(g)  Right of Set-Off. Buyer’s obligation to make the Earn-Out Payments is subject to reduction or non-payment due to (i) any claim for Damages that a Buyer Indemnified Party may have against Sellers in accordance with Article VIII and (ii) any decrease in the Cash Consideration pursuant to Section 2.4(c) in excess of the Note balances available to be set-off. In the event that Buyer determines to exercise its right of set-off pursuant to this Section 2.5, Buyer shall comply with the provisions of this Section 2.5 in determining the Earn-Out Payment and shall pay the amount, if any, by which the Earn-Out Payment exceeds the amount set-off by Buyer.

(h) Earn-Out Term. During each of the Earn-Out Periods, Buyer shall operate IPSI and QPSI in the ordinary course, reasonably consistent with past practices of Sellers, and not change the operations of the businesses in any material way that would have a Material Adverse Effect on the Earn-Out Payments to Sellers hereunder, provided, that Sellers acknowledge that Buyer may combine or convert the Companies into divisions of Buyer or an Affiliate of Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

The Sellers and each Company jointly and severally represent and warrant to Buyer as follows:

3.1.  Organization and Standing. IPSI is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Virginia and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. QPSI is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. IPSI, QPSI and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 lists the jurisdictions in which IPSI, QPSI and each Subsidiary is qualified to conduct business as a foreign corporation and the jurisdictions of formation and foreign qualification for each Subsidiary. IPSI and QPSI have made available to Buyer true, complete and correct copies of the constitutive documents of each Company and of each Subsidiary, in each case as amended to the date of this Agreement, and have made available to Buyer each such entity’s minute books and stock records. Neither IPSI, QPSI nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, by-laws or similar constitutive document.

3.2.  Authorization. The execution, delivery and performance by each of IPSI and QPSI of this Agreement and the consummation by each of the transactions contemplated hereby and thereby are within IPSI’s and QPSI’s power and have been duly authorized by all necessary action on the part of IPSI and QPSI. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of IPSI and QPSI enforceable against IPSI and QPSI in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

3.3.  Noncontravention. Except as set forth in Schedule 3.3, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by IPSI and QPSI do not, and the consummation by IPSI and QPSI of the transactions contemplated hereby will not, (i) contravene or violate any material provision of the organizational documents of IPSI, QPSI or any Subsidiary or (ii) contravene or violate any material provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in the imposition of any Encumbrance (other than a Permitted Encumbrance) on IPSI, QPSI or any Subsidiary pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which IPSI, QPSI or any Subsidiary is a party or by which IPSI, QPSI or any Subsidiary is bound.

3.4.  Consents and Filings. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by IPSI or QPSI or the consummation by each of the transactions contemplated hereby.

3.5.  Capital Stock. The authorized capital stock of IPSI consists of 5,000 shares of IPSI Common Stock, of which 300 shares of IPSI Common Stock are outstanding as of the date hereof. Sellers own 100% of the issued and outstanding shares of IPSI Common Stock. All of the issued and outstanding shares of IPSI Common Stock are duly authorized, validly issued, fully paid and nonassessable. The authorized capital stock of QPSI consists of 1,000 shares of QPSI Common Stock, of which 900 shares of QPSI Common Stock are outstanding as of the date hereof. Sellers own 100% of the issued and outstanding shares of QPSI Common Stock. All of the issued and outstanding shares of QPSI Common Stock are duly authorized, validly issued, fully paid and nonassessable. None of the Shares were issued in violation of (i) any purchase option, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, (ii) the organizational documents of IPSI or QPSI, (iii) any agreement to which IPSI or QPSI is subject or by which it is bound, or (iv) the Securities Act of 1933 or any state blue sky laws. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which IPSI or QPSI is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock of IPSI or QPSI. There are no voting trusts or other similar agreements with respect to the voting of the IPSI Common Stock or the QPSI Common Stock.

3.6.  Subsidiaries. Schedule 3.6 sets forth a true and correct list of all of the Subsidiaries, indicating for each Subsidiary (i) the authorized capital stock or other ownership interests of such Subsidiary, (ii) the number and kind of shares of capital stock or units of ownership interest of such Subsidiary that are issued and outstanding, (iii) the owner or owners of all of the issued and outstanding capital stock or other ownership interests of such Subsidiary. Except for the Subsidiaries, neither IPSI or QPSI owns, directly or indirectly, any shares of or other ownership interest in any other Person.

3.7.  Financial Statements. Attached hereto as Schedule 3.7 are true and correct copies of the unaudited consolidated balance sheets and income statements as of July 31, 2007 (collectively “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) during the periods involved and fairly present in all material respects the consolidated financial position of IPSI and QPSI as of the dates and for the periods presented therein.

3.8.  Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.8, neither IPSI, QPSI nor any Subsidiary has any material liabilities except liabilities (i) reflected on, accrued or reserved against in the Financial Statements or the notes thereto or (ii) incurred in the ordinary course of business since July 31, 2007.

3.9.  Absence of Certain Changes. Since July 31, 2007, IPSI, QPSI and the Subsidiaries have operated their respective businesses in the ordinary course, consistent with past practice and there has not been any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the scope of the foregoing, except as set forth on Schedule 3.9:

(a)  Neither IPSI, QPSI nor any Subsidiary has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material assets other than in the ordinary course of business;

(b)  Neither IPSI, QPSI nor any Subsidiary has acquired any material assets except in the ordinary course of business, nor acquired or merged with any other business;

(c)  No material tangible asset or property owned, leased or licensed by IPSI, QPSI or any Subsidiary has been destroyed, damaged or otherwise lost (whether or not covered by insurance);

(d)  Neither IPSI, QPSI nor any Subsidiary has increased the salary or other compensation payable or to become payable to any of its respective officers, directors, partners or employees or obligated itself to pay any bonus or other additional salary or compensation (including, without limitation, through any deferred compensation, severance, retirement, change of control, retention or similar agreement or arrangement) to any such person other than in the ordinary course of business and consistent with past practice;

(e)  Neither IPSI, QPSI nor any Subsidiary has made any material change in any pricing, marketing, purchasing, tax or accounting practice, or made any material tax election or settled or compromised any material income tax liability;

(f)  Neither IPSI nor QPSI has made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of its capital stock, or any repurchase, redemption or other acquisition of any outstanding shares of its capital stock or other securities;

(g)  Neither IPSI, QPSI nor any Subsidiary has made any material loan, advance or capital contribution to or investment in any Person;

(h)  Neither IPSI, QPSI nor any Subsidiary has amended, rescinded or terminated (and not renewed) any existing Material Contract or arrangement and no such Material Contract or arrangement has expired or terminated (and not been renewed) by its terms;

(i)  Neither IPSI, QPSI nor any Subsidiary has settled or compromised any material Legal Proceeding; and

(j)  Neither IPSI, QPSI nor any Subsidiary has entered into any commitment (contingent or otherwise) to do any of the foregoing.

3.10.  Litigation. Except as set forth in Schedule 3.10, (i) there are no Legal Proceedings by or before any Governmental Entity or arbitration tribunal pending, or to the Knowledge of IPSI or QPSI, threatened, against IPSI, QPSI or any Subsidiary, and (ii) no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to IPSI, QPSI or any Subsidiary or seeking or purporting to enjoin or restrain the execution, delivery and performance by IPSI or QPSI of this Agreement or the consummation of the transactions contemplated hereby.

3.11.  Compliance with Laws.

(a)  To the best of Sellers’ Knowledge, IPSI, QPSI and each Subsidiary conducts its business in material compliance with all applicable Laws.

(b)  IPSI, QPSI and each Subsidiary have all material Permits necessary for the conduct of their respective businesses as presently conducted, all of such Permits are valid and in full force and effect and the Companies and the Subsidiaries, as applicable, are in compliance with the terms of all of such Permits. Except as set forth in Schedule 3.11(b), the consummation of the transactions contemplated by this Agreement will not result in the non-renewal, revocation or termination of any Permit.

3.12.  Material Contracts.

(a)  Set forth in Schedule 3.12(a) is a list of the following agreements in effect on the date of this Agreement:

(i)  each commitment or agreement (other than purchase orders and similar agreements entered into in the ordinary course of business) for the purchase of any materials, supplies, goods, products, services or equipment or licensing of rights that requires an annual expenditure by IPSI, QPSI and any Subsidiary of more than $100,000 that cannot be terminated on not more than ninety calendar days’ notice without payment of any penalty;

(ii)  each personal property under which IPSI, QPSI or any Subsidiary is a lessee that requires annual payments of more than $100,000 that cannot be terminated on not more than ninety calendar days’ notice without payment of any penalty;

(iii)  any partnership, joint venture or other similar agreement or arrangement to which IPSI, QPSI or any Subsidiary is a party;

(iv)  any agreement relating to the merger or consolidation with, or acquisition or disposition of the securities or all or substantially all of the business or assets of, any other Person;

(v)  any agreement relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(vi)  any agreement between any Seller or any controlled Affiliate of any Seller, on the one hand, and IPSI, QPSI or any Subsidiary, on the other hand;

(vii)  any employment, consulting, severance, retention and deferred compensation agreements involving IPSI, QPSI or any Subsidiary;

(viii)  any agreement that limits in any material respect the freedom of IPSI, QPSI or any Subsidiary to compete in any line of business or with any Person or in any area; and

(ix)  any other agreement that is material to the business of IPSI, QPSI or any Subsidiary.

(b)  Except as set forth in Schedule 3.12(b), (i) each Material Contract is a legal, valid and binding obligation of IPSI, QPSI or the Subsidiary party thereto, in full force and effect and enforceable against IPSI, QPSI or such Subsidiary in accordance with its terms, (ii) neither IPSI, QPSI nor any Subsidiary has received written notice, and has no reason to believe, that any Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither IPSI, QPSI nor any Subsidiary has received notice of any material default under any Material Contract, and (iv) neither IPSI, QPSI nor any Subsidiary has issued a notice to any counterparty to a Material Contract that such party is in default under any Material Contract. IPSI and QPSI have made available to Buyer accurate copies of the Material Contracts.

3.13.  Intellectual Property.

(a)  Schedule 3.13(a) sets forth a list of all U.S. and foreign patents, registrations and applications for Intellectual Property and all material unregistered Intellectual Property owned by IPSI, QPSI or any Subsidiary. IPSI, QPSI and the Subsidiaries own or have the right to use all of the Intellectual Property used in their respective businesses and all of the patents, registrations and applications listed on Schedule 3.13(a) are unexpired and subsisting, and have not been abandoned or cancelled.

(b)   IPSI, QPSI and each Subsidiary has taken all reasonable steps to maintain the confidentiality of all information that constitutes a material trade secret of IPSI, QPSI or any Subsidiary.

(c)  Schedule 3.13(c) sets forth a complete and accurate list of (i) all material agreements granting to IPSI, QPSI or any Subsidiary any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of (collectively, the “Inbound Licenses”), other than commercially available standard software applications and (ii) all material license agreements under which IPSI, QPSI or any Subsidiary has granted any rights under any Intellectual Property to any third party (collectively, the “Outbound Licenses”), other than non-exclusive licenses granted in the ordinary course of business in a standard form (which form has been provided to Buyer). No loss or expiration of any material Intellectual Property licensed to IPSI, QPSI or any Subsidiary under any Inbound License is pending or, to the Knowledge of IPSI, QPSI or any Subsidiary, reasonably foreseeable or threatened. There is no outstanding or, to the Knowledge of IPSI, QPSI or any Subsidiary, threatened dispute or disagreement with respect to any Inbound License or Outbound License. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of IPSI, QPSI or any Subsidiary’s rights or obligations under any Inbound License or any Outbound License.

(d)  The Intellectual Property owned by IPSI, QPSI or any Subsidiary or licensed under any Inbound License constitutes all the material Intellectual Property rights necessary for the conduct of the businesses of IPSI, QPSI or any Subsidiary as each is currently conducted.

(e)  None of the products or services distributed, sold or offered by IPSI, QPSI or any Subsidiary, nor any technology, content, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for IPSI, QPSI or any Subsidiary materially infringes upon, misappropriates, or violates any Intellectual Property of any third party. Neither IPSI, QPSI nor any Subsidiary has received any written notice or claim asserting that any such infringement, misappropriation or violation is occurring or has occurred. To the Knowledge of IPSI, QPSI or any Subsidiary, no third party is misappropriating or infringing any material Intellectual Property owned by IPSI, QPSI or any Subsidiary.

3.14.  Benefit Plans.

(a)  Schedule 3.14(a) lists each material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each material severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by IPSI, QPSI or any Subsidiary for the benefit of current and former employees of IPSI, QPSI or any Subsidiary (each, a “Company Plan”). For purposes of this Agreement and for the avoidance of doubt, the term “Company Plan” shall include, but not limited to, the IPSI 401(k) Plan, the IPSI Pension Plan & Trust, the QPSI 401(k) Plan and the QPSI Pension Plan. Copies or descriptions of each Company Plan have been or will be furnished or made available to Buyer.

(b)  Except as set forth in Schedule 3.14(b), each Company Plan is in compliance with ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with the terms of such plan and all applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and to the Knowledge of IPSI, QPSI or any Subsidiary, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(c)  Except as set forth in Schedule 3.14(c), no Legal Proceedings involving any Company Plan has occurred or, to the Knowledge of IPSI, QPSI or any Subsidiary, is threatened (other than routine claims for benefits by participants).

(d)  Neither IPSI, QPSI nor any Subsidiary contributes to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or has incurred any withdrawal liability under any such multiemployer plan under Title IV of ERISA which remains unsatisfied.

3.15.  Labor; Employees.

(a)  Except as set forth in Schedule 3.15, IPSI and QPSI is neither a party to or bound by any collective bargaining or similar labor agreement, nor is one presently being negotiated, there are no existing or, to the Knowledge of IPSI or QPSI, threatened strikes, lockouts or other labor stoppages involving the employees of IPSI or QPSI, there is no union organization campaign being conducted with respect to employees of IPSI, QPSI or any Subsidiary, and there is no litigation relating to employment matters pending against IPSI, QPSI or any Subsidiary.

(b)  Schedule 3.15(b) sets forth a true and correct list of the name and current annual salary of each officer or employee of IPSI, QPSI or any Subsidiary whose annual base salary exceeds $100,000 and any other form of compensation (other than salary, bonuses or customary benefits) paid or payable by IPSI, QPSI or any Subsidiary to each such officer or employee for the current fiscal year.

3.16.  Taxes. Except as set forth in Schedule 3.16, (i) all Tax Returns required to be filed by IPSI, QPSI and any Subsidiary have been filed (except those under valid extension), (ii) all Taxes which were shown to be due on such Tax Returns have been paid (unless such Taxes are being contested in good faith), (iii) there is no Legal Proceeding or audit now pending against, or with respect to, IPSI, QPSI or any Subsidiary in respect of any Taxes or assessments, (iv) neither the IPSI, QPSI nor any Subsidiary has ever been a member of an affiliated group (other than a group the common parent of which is IPSI or QPSI filing a consolidated Return, (v) neither IPSI, QPSI nor any Subsidiary has any liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise, (vi) neither IPSI, QPSI nor any Subsidiary is party to any Tax sharing agreement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person, (vii) all Taxes required to be withheld, collected or deposited by or with respect to IPSI, QPSI or any Subsidiary has been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority and (viii) there are no liens with respect to Taxes upon the assets of IPSI, QPSI or any Subsidiary except for statutory liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith.

3.17.  Environmental Matters. Except as disclosed in Schedule 3.17, (i) to the best of Sellers’ Knowledge, IPSI, QPSI and each Subsidiary complies with all applicable Laws protecting the quality of the ambient air, soil, surface water or groundwater or otherwise relating to pollution, contamination or protection of the environment and possesses and complies with all applicable Permits required under any such Laws to operate as it currently operates; and (ii) there are no Legal Proceedings pending or, to the Knowledge of IPSI, QPSI or any Subsidiary, threatened, that seek to enforce or impose liability under any such Law against IPSI, QPSI or any Subsidiary, or to revoke or modify any such Permit held by IPSI, QPSI or any Subsidiary.

3.18.  Real Property. Schedule 3.18 hereto sets forth a complete and correct list of all real property owned or leased by IPSI, QPSI or any Subsidiary, identifying in each case whether such property is owned or leased. Each Company has good title to, or a valid and binding leasehold interest in the real property owned by IPSI, QPSI or any Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease with respect to any real property leased by IPSI, QPSI or any Subsidiary (a “Lease”) is in full force and effect as of the date hereof and neither IPSI, QPSI nor any Subsidiary is in breach or default or has repudiated any provision of any Lease, and, to the Knowledge of IPSI, QPSI or any Subsidiary, neither has any counterparty to any Lease. No event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under any Lease. There are no material disputes, oral agreements, or forbearance programs in effect as to any Lease. Neither IPSI, QPSI nor any Subsidiary has assigned, transferred, conveyed, subleased, mortgaged, deeded in trust or encumbered any interest in the leasehold interest.

3.19.  Personal Property. IPSI, QPSI or a Subsidiary owns or has a valid leasehold interest in all personal property used in its respective business and all such personal property is in working order, wear and tear excepted, and no material maintenance or replacement projects are required or scheduled for the next 12 months.

3.20.  Sufficiency of Assets. The assets of IPSI, QPSI and the Subsidiaries constitute all of the assets (whether real or personal, tangible or intangible) that are reasonably necessary for the continued conduct of the businesses of the IPSI, QPSI the Subsidiaries after the Closing in the same manner as presently conducted. All of such assets are either reflected on the Financial Statements or the Interim Financial Statements or were acquired since the Interim Financial Statement Date, except for inventories sold since such date in the ordinary course of business.

3.21.  Insurance. Schedule 3.21 contains an accurate and complete description of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by IPSI, QPSI or any Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

3.22.  Suppliers and Customers. Neither IPSI, QPSI nor any Subsidiary has (i) received any written notice of, or has any reason to believe that there are, any outstanding or threatened disputes with any material supplier or customer that have not been resolved, or (ii) any reason to believe that there exist any reasonable grounds for any such dispute. No material supplier or customer has indicated in the last twelve months that it intends to stop, materially decrease the rate of, or materially change the terms on which it does business with IPSI, QPSI or any Subsidiary.

3.23.  Bank Accounts; Authorized Signatories. Schedule 3.23 contains a complete and correct list of the names and locations of all banks in which IPSI, QPSI or any Subsidiary has a bank account, lock box, safe deposit box and a list of all persons authorized to withdraw funds from or otherwise take actions with respect thereto.

3.24.  Brokers. Neither the Companies nor any Seller has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, agent’s commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer, IPSI or QPSI has, will have or may have any liability.

3.25.  Affiliate Transactions. Except for employment and consulting relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed Schedules 3.9 or 3.12(a), neither IPSI, QPSI nor any Subsidiary is a party to any material agreement or arrangement with any shareholder, officer, director or Affiliate of IPSI, QPSI or any Subsidiary.

3.26.  Books and Records. The minutes of the meetings of IPSI, QPSI and the Subsidiaries’ shareholders, boards of directors and committees thereof and the written consents executed in lieu of the holding of a meeting contained in the minute books of IPSI, QPSI and the Subsidiaries delivered to Buyer are true and correct.

3.27.  Restrictions on Business Activities. Except as set forth on Schedule 3.27, there is no agreement, judgment, injunction, order or decree binding upon IPSI, QPSI or any Subsidiary which has the effect of prohibiting or impairing any current business practice of the IPSI, QPSI or any Subsidiary, any acquisition of property by IPSI, QPSI or any Subsidiary or the conduct of business by IPSI, QPSI or any Subsidiary as currently conducted.

3.28.  Certain Business Practices. Neither IPSI, QPSI nor any Subsidiary has: (a) used any funds for material unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any material unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other material unlawful payment.

3.29.  Takeover Statutes. No applicable takeover statute or similar Law and no provision of the certificate of incorporation or bylaws, or other organizational document or governing instruments of IPSI or QPSI or any Contract to which IPSI or QPSI is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or (b) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of Acquired Interest by Buyer (i) would or would purport to restrict or impair the ability of Buyer to vote or otherwise exercise the rights of a stockholder with respect to securities of IPSI or QPSI or (ii) would or would purport to entitle any Person to acquire securities of IPSI or QPSI.

3.30.  Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any certificate or statement provided or to be provided to Buyer by or on behalf of IPSI or QPSI pursuant hereto, taken together as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or necessary to provide a prospective purchaser of IPSI or QPSI with all information material thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

4.1.  Authorization. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby are within such Seller’s powers and have been duly authorized by all necessary action on the part of such Seller. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

4.2.  The Shares. Such Seller is the record and beneficial owner of the Shares to be sold by such Seller hereunder, free and clear of any Encumbrances and, upon transfer of the Shares to Buyer on the Closing Date in accordance with the terms of this Agreement, Buyer will receive good and valid title to the Shares, free and clear of any Encumbrances.

4.3.  Consents and Filings. No Consent or Filing with, any Governmental Entity is required for or in connection with the execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby.

4.4.  Noncontravention. The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the transactions contemplated hereby will not, (i) contravene or violate any provision of the organizational documents of such Seller, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, or result in an adverse claim to the Shares held by such Seller pursuant to any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which such Seller is a party or by which such Seller is bound.

4.5.  No Legal Proceedings. No Legal Proceedings are pending or threatened against such Seller relating to, or that could prevent or delay the consummation of, the transactions contemplated hereby.

4.6.  Receipt of Buyer Common Stock for Seller’s Own Account. The Buyer Common Stock is being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the sale or distribution of all or any part thereof in violation of federal or state securities laws.

4.7.  Accredited Investor. Each Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933 (the “Securities Act”). Each Seller agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the purchase of the Buyer Common Stock and sale of the Shares.

4.8.  Disclosure of Information. Each Seller represents and warrants that (a) he or she has had an opportunity to discuss the Buyer’s business, management, financial affairs and is aware of the character, business acumen and general business and financial circumstances of Buyer; (b) has the requisite knowledge and experience to assess the relative merits and risks of a sale of the Shares and a purchase of the Buyer Common Stock; (c) has received and has carefully read and evaluated copies of all documents relevant to the sale and purchase contemplated by this Agreement; and (d) has had full opportunity to ask questions and receive answers concerning the historical business and operations of the Buyer, as well to evaluate the prospects, future financial condition and the likelihood of success of Buyer.

4.9.  Restricted Securities. Each Seller is aware that the Buyer Common Stock is subject to significant restrictions on transfer and may not be freely sold. Such Seller represents that he or she (a) has liquid assets sufficient to assure that the purchase contemplated by this Agreement will cause no undue financial difficulties, (b) can afford the complete loss of his or her investment, and (c) can provide for current needs and possible contingencies without the need to sell or dispose of the Buyer Common Stock.

4.10.  Legends. In addition to any legend placed on the certificates pursuant to any other agreement or arrangement among the parties, each certificate evidencing Buyer Common Stock shall bear the following legends (unless Buyer receives an acceptable opinion of counsel that any such legend is not required):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND APPLICABLE STATE LAWS, OR AN EXEMPTION FROM THE REGISTRATION AND QUALIFICATION REQUIREMENTS THEREOF.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Companies and to the Sellers as follows:

5.1.  Organization and Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

5.2.  Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes (assuming the due execution and delivery by each of the other parties hereto) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

5.3.  Consents and Filings. No Consent of, or Filing with, any Governmental Entity by Buyer is required for or in connection with the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

5.4.  Noncontravention. The execution, delivery and performance by Buyer of this Agreement does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not, (i) contravene or violate any provision of the organizational documents of Buyer, or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except in the case of clause (ii) to the extent that any such events would not materially impair or materially delay the ability of Buyer to effect the Closing.

5.5.  No Legal Proceedings. There are no Legal Proceedings pending against Buyer, and Buyer is not subject to any agreement, judgment, decree, injunction or order of any Governmental Entity which, individually or in the aggregate would, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise prevent Buyer from complying in all material respects with the terms and provisions hereof or thereof.

5.6.  Valid Issuance of Buyer Common Stock. The Buyer Common Stock, when issued and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Assuming the accuracy of each Seller’s representations above, the Buyer Common Stock will be issued in compliance with applicable federal and state securities laws. None of the Buyer Common Stock to be issued to Sellers will be issued in violation of (i) any purchase option, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, (ii) the organizational documents of Buyer; or (iii) any agreement to which Buyer is subject or by which it is bound. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which Buyer is or may become obligated to issue, sell, purchase, return or redeem the Buyer Common Stock to be issued to Sellers. There are no voting trusts or other similar agreements with respect to the voting of the Buyer Common Stock to be issued to Sellers.

5.7.  Brokers. Neither Buyer nor any of Buyer’s directors, officers, employees or agents has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees or any other fees or commissions to investment bankers, brokers or finders in connection with the transactions contemplated by this Agreement for which any Seller, or, in the event the Closing does not occur, IPSI, QPSI or any Subsidiary, has, will have or may have any liability.

5.8.  Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any certificate or statement provided or to be provided to Sellers by or on behalf of Buyer pursuant hereto, taken together as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or necessary to provide Sellers with all information material thereto.

ARTICLE VI
COVENANTS

6.1.  Conduct of the Business. From the date hereof until the Closing Date, Sellers shall cause IPSI and QPSI, and shall cause each Subsidiary to (i) operate their respective businesses in the ordinary course in all material respects, (ii) promptly advise Buyer of any material adverse change in IPSI, QPSI or any Subsidiary that has occurred or that would reasonably be expected to occur, (iii) comply in all material respects with all Laws applicable to IPSI, QPSI and the Subsidiaries in the conduct of their respective businesses, (iv) use their reasonable efforts to maintain their respective assets and properties in operating condition in all material respects (ordinary wear and tear excepted), (v) use reasonable efforts to keep available the services of their respective officers and employees, (vi) perform all of their material obligations under the Material Contracts, and (vii) make all Filings and pay any fees necessary to maintain in good standing all Permits. From the date hereof until the Closing Date, Sellers shall not permit IPSI, QPSI or any Subsidiary to, do or take any action that would have been required to be disclosed on Schedule 3.9 if it had been taken prior to the date hereof.

6.2.  Access. From the date of this Agreement until the Closing, Sellers shall cause IPSI and QPSI to give Buyer and its lenders, financial sources and authorized representatives full access to the books and records of IPSI, QPSI and the Subsidiaries and shall furnish Buyer and its lenders, financial sources and authorized representatives with such financial and operating data and other information concerning IPSI, QPSI and the Subsidiaries as may reasonably be requested upon 48 hours advance notice. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, to the extent permitted by applicable Law, Sellers shall inform Buyer of, and consult with Buyer concerning, all material transactions and decisions affecting the business of IPSI, QPSI and the Subsidiaries, with the understanding that management of IPSI and QPSI will have final decision making authority through the Closing Date.

6.3.  Government Filings. Each of the Companies, Buyer and Sellers, agree to use its respective commercially reasonable efforts to (i) obtain any and all licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, local and foreign Governmental Entities as are required in connection with the consummation of the transactions contemplated hereby; (ii) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Entities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby, and (iii) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.4.  Further Actions. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

6.5.  Tax Returns. IPSI and QPSI shall prepare or cause to be prepared and file or cause to be filed all Returns (including any amendments thereto) for each Company and the Subsidiaries for all Tax periods, whether ending on, prior to or after the Closing Date.

6.6.  No Solicitation of Other Proposals.

(a)  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Companies nor any Seller shall, authorize or permit any of their respective officers, directors, employees, representatives or agents (collectively, the “Company Representatives”) directly or indirectly to, (i) solicit, facilitate, initiate, encourage or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving either Company or the issuance or acquisition of shares of capital stock or other securities of either Company or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other securities of either Company, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of either Company, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Buyer or its Affiliates of the transactions contemplated hereby. Each Company shall immediately cease and cause to be terminated and shall cause all Company Representatives to immediately terminate and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Companies shall promptly notify each Company Representative of its obligations under this Section 6.6. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate of either Company or any Company Representative, whether or not such Person is purporting to act on behalf of either Company, shall be deemed to be a breach of this Section 6.6 by the Companies.

(b)  From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither the Board of Directors of either Company nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the sale of the Shares to Buyer contemplated by this Agreement, (ii) subject to applicable Law, withdraw or modify or propose to withdraw or modify in a manner adverse to Buyer its approval or recommendation of the sale of the Shares to Buyer, this Agreement or the transactions contemplated hereby, (iii) upon a request by Buyer to reaffirm its approval or recommendation of this Agreement or the sale of the Shares to Buyer, fail to do so within two Business Days after such request is made, (iv) approve, enter or permit or cause either Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal or (v) resolve or announce its intention to do any of the foregoing.

(c)  In addition to the other obligations of the Companies set forth in this Section 6.6, each Company shall immediately advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

6.7.  Noncompetition and Nonsolicitation.

(a)  Each of Wayne Byrd, Judy Toland and Dan Toland (the “Noncompete Parties”) acknowledge and agree that Buyer is relying on the covenants and agreements in this Section 6.7 as a material inducement to consummate the transactions contemplated by this Agreement and that Buyer would not enter into this Agreement or consummate the transactions contemplated hereby but for the agreements of each of the Noncompete Parties and Seller in this Section 6.7.

(b)  Each of the Noncompete Parties agrees that from and after the date hereof, Buyer and/or its designees and other Affiliate(s), including the Companies, (collectively, the “Buyer Parties”) will be engaging in the business of the Companies as currently conducted and as it has been conducted during the two calendar years prior to the Closing (the “Business”) and that engagement by any of them or any of their respective Affiliates in the Business or the provision of products or services competitive with the Business or any of Buyer Parties by any of them would cause irreparable damage to Buyer Parties. For a time period of five calendar years following the Closing Date (provided, that the obligations hereunder of the Noncompete Parties shall be extended by adding to such term the length of time, if any, during which any of them and/or their respective Affiliates shall be or remain in violation of their obligations under this Section 6.7), neither of the Noncompete Parties nor any of their respective Affiliates shall, without the prior written consent of Buyer, (i) engage within a 250 mile radius of the current locations in which the Business is conducted by the Companies (or has been conducted during the two calendar years prior to the Closing), directly or indirectly, alone or as an equity holder (other than as a holder of less than 5% of the capital stock of any publicly traded corporation), partner, officer, director, employee, consultant, independent contractor, agent or otherwise in or with any business, entity or Person that is engaged or becomes engaged in the Business or otherwise competes with any of Buyer Parties in the Business within such 250 mile radius, (ii) divert, or in any way attempt to divert, any customer or prospect of the Business or Buyer Parties to any potential, current, past or prospective competitor of any of Buyer Parties, or (iii) solicit or encourage any officer, employee or consultant of any of Buyer Parties to leave their employ for employment by or with any of them or any of their respective Affiliates.

(c)  If at any time the provisions of this Section 6.7 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, then this Section 6.7 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and all of the parties hereto agree that this Section 6.7 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

6.8.  Company Plans. Following Closing, the Sellers shall take all actions required in order to terminate any Company Plan, including, but not limited to the IPSI 401(k) Plan, the IPSI Pension Plan & Trust, the QPSI 401(k) Plan and the QPSI Pension Plan such that there shall be no liability of Buyer or any Company with respect to such Pension Plans following Closing.

ARTICLE VII
CONDITIONS TO CLOSING

7.1.  Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the Closing and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)  Representations and Warranties True. Each of the representations and warranties contained in Article III and Article IV shall be true and correct in all material respects at and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, and (y) representations and warranties that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(b)  Obligations Performed. IPSI, QPSI and each Seller shall have performed, on or before the Closing Date, all material obligations contained in this Agreement which by the terms hereof are required to be performed by it on or before the Closing Date.

(c)  Compliance Certificate. Buyer shall have received the certificates signed by an officer of each of the Companies certifying as to the matters set forth in Sections and 7.1(b) above.

(d)  Required Consents and Approvals. All of the approvals, consents and licenses listed on Schedule 7.1(d) shall have been obtained.

(e)  No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(f)  Deliverables. The Companies and the Sellers shall have delivered the items set forth in Section 2.3(b).

(g)  Employment Agreements. Each of the Sellers shall have executed and delivered Employment Agreements to Buyer.

(h)  Legal Opinion. The Sellers shall have delivered to Buyer an opinion, dated the Closing Date, of Stein, Sperling, Bennett, De Jong, Driscoll & Greenfeig, P.C., counsel to the Sellers, addressing the matters set forth on Exhibit C attached hereto.

(i)  Good Standing Certificates. Each Company shall have delivered to Buyer with respect to such Company, a certificate of good standing from the Secretary of State of its jurisdiction of incorporation and the Secretary of State or other appropriate authority of each jurisdiction in which it is qualified or licensed to do business. Each such certificate shall be dated no more than 10 Business Days prior to the Closing Date.

(j)  No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect.

(k)  Required Consents; Board of Directors and Shareholder Approval. The approval of the Agreement and the transactions contemplated herein by the Board of Directors and the shareholders of the Companies shall have been obtained.

7.2.  Conditions Precedent to each Company’s and Seller’s Obligations. The obligation of each Company and each Seller to consummate this Agreement and the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)  Representations and Warranties True. Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects at and as of the Closing.

(b)  Obligations Performed. Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by Buyer on or before the Closing Date.

(c)  Compliance Certificate. The Companies shall have received a certificate signed by an authorized officer of Buyer certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d)  Deliverables. The Buyer shall have delivered the items set forth in Section 2.3(a).

(e)  No Injunction, Etc. There shall not be any order of any court or governmental agency restraining or invalidating the material transactions which are the subject of this Agreement.

(f) Lease. Buyer shall have delivered the Commercial Office Lease in the form attached hereto as Exhibit D.

ARTICLE VIII
INDEMNIFICATION OBLIGATIONS

8.1.  Survival. Each of the representations and warranties of the Parties contained in Articles III, IV, and V of this Agreement shall survive the Closing and not terminate until one year from the Closing Date, except that the representations and warranties set forth in Sections 3.1, 3.2, 3.5, 3.16, 4.1, 4.2, 5.1, 5.2, and 5.6 shall not terminate and shall survive indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Article VIII of this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof. The obligations of the Sellers and the Company under Article VI shall survive the Closing in accordance with their terms.

8.2.  Sellers’ Indemnification Obligations. From and after the Closing, the Sellers, jointly and severally, agree to indemnify and hold Buyer and its Affiliates, including the Companies, and their respective officers, directors and shareholders (the “Buyer Indemnified Parties”) harmless and shall reimburse Buyer Indemnified Parties by set-off against the Note and the Earn-Out Payments pursuant to Section 2.5 for any Damages incurred or suffered by Buyer Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by any Seller (or the Companies) under this Agreement, including, without limitation, any Damages (or any other amount attributable to the Company Plans, including, any claimed contributions) incurred arising directly or indirectly from the Company Plans; provided, that any claims with respect to the Company Plans shall not be limited by the Note or Earn-Out Payments and Sellers may be personally liable for any payments due on account of the Company Plans.

8.3.  Buyer IPSI and QPSI Indemnification Obligations. From and after the Closing, the Buyer, IPSI, and QPSI, jointly and severally, agree to indemnify and hold harmless Sellers, and their respective heirs, representatives, successors, and assigns (the “Seller Indemnified Parties”) and shall reimburse Seller Indemnified Parties for any Damages incurred or suffered by Seller Indemnified Parties arising out of any misrepresentation or breach of representation or warranty, covenant or agreement made or to be performed by Buyer under this Agreement.

8.4.  Notice of Claim. If a claim is asserted against a Buyer Indemnified Party by a third party (a “Third Party Claim”) that could reasonably be expected to give such Buyer Indemnified Party the right to be indemnified under this Article VIII, or if a Buyer Indemnified Party believes that it is entitled to indemnification under this Article VIII on the basis of a direct claim against such Buyer Indemnified Party under this Agreement (a “Direct Claim”), then the Buyer Indemnified Party seeking indemnification hereunder shall give written notice thereof (a “Notice of Claim”) to the Seller (the “Indemnifying Party”) as promptly as is practicable from the date on which the Buyer Indemnified Party obtains knowledge of such claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that (and only to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Notice of Claims shall specify whether the claim is a Third Party Claim or a Direct Claim, and shall set forth in reasonable detail the grounds and the amount or estimated amount of the claim.

8.5.  Direct Claims. The Indemnifying Party shall have 20 Business Days from receipt of the Notice of Claim with respect to any Direct Claim to deliver to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Direct Claim Counter Notice”). If no such objection if given in a timely manner, the Indemnifying Party shall be deemed to have consented and agreed to such item or amount. Should the Parties, within such 20 Business Days period (subject to any possible extensions agreed between them), agree, in whole or in part, upon the Indemnifying Party’s liability for Damages, the Indemnifying Party shall pay to the Buyer Indemnified Party the entire agreed upon amount of Damages.

Third Party Claims. Upon receipt by the Indemnifying Party of a Notice of Claim with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Buyer Indemnified Party and the Buyer Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof, provided that the Buyer Indemnified Party is reimbursed by the Indemnifying Party for its costs in connection therewith. If the Indemnifying Party elects to assume the defense of such claim, the Buyer Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party, unless there is, under applicable standards of conduct, a conflict on any significant issue between Indemnifying Party and the Buyer Indemnified Party, in which case the reasonable fees and expenses of one such counsel shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party assumes the defense of a Third Party Claim, the Buyer Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate, the reasonable costs and expenses of which shall be borne by the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Buyer Indemnified Party, the Indemnifying Party shall not settle such claim without the prior written consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party does not assume the defense of a Third Party Claim, but does not dispute the Buyer Indemnified Party’s right to indemnification by delivering to the Buyer Indemnified Party a written notice objecting to any item or amount set forth in the Notice of Claim (a “Third Party Claim Counter Notice” and collectively with the Direct Claim Counter Notice, (a “Counter Notice”), the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party’s expense, and the Buyer Indemnified Party shall not settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.1.  Termination. This Agreement may be terminated:

(a)  at any time prior to the Closing Date by mutual written agreement of Buyer, IPSI and QPSI;

(b)  by Sellers by written notice to Buyer if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.2 (unless the failure results primarily from any action or inaction of the Companies or any Seller in violation of the terms of this Agreement);

(c)  by Sellers, by written notice, if any of Buyer’s representations and warranties made in Article V were materially inaccurate when made or if Buyer is unable to pay the consideration for the Shares at the time that the Closing is otherwise required to occur;

(d)  by Buyer by written notice to the Sellers if any event or circumstance occurs that makes it impossible to satisfy any condition precedent under Section 7.1 (unless the failure results primarily from any action or inaction of Buyer in violation of the terms of this Agreement);

(e)  by Buyer if any of the representations and warranties made in Article III or Article IV were materially inaccurate when made or if Buyer will not be able to obtain good title, free of all Encumbrances, to all of the Shares at the Closing; or

(f) by either Party in the event Closing does not occur on or before October 1, 2007.

9.2.  Effect of Termination. If this Agreement is terminated as permitted by Section 9.1, such termination shall be without liability of any Party to the other Parties. This Section 9.2 and the provisions of Article X shall survive any termination hereof pursuant to Section 9.1.

ARTICLE X
MISCELLANEOUS

10.1.  Expenses; Transfer Taxes. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, the Sellers, and not IPSI or QPSI, shall be responsible for any and all fees or other costs to any third party advisors to either Company or the Sellers incurred prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, (i) any transfer, documentary, sales, use, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne equally by the Sellers, on the one hand, and Buyer, on the other hand; and (ii) Buyer will pay for the audit of the Companies’ 2006 financial statements.

10.2.  Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed or sent by telecopier:

(a)  if to Buyer (or to any Company after the Closing), to:

Fortress International Group, Inc.
9841 Broken Land Parkway, Suite 100
Columbia, Maryland 21046
Attention: Thomas P. Rosato
Fax: 410-312-9979

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Fax: 212-983-3115

(b)  if to the IPSI prior to the Closing, to:

43670 Trade Center Place, Unit 145
Dulles, Virginia 20166
Attention: Dan Toland
Fax: 703-996-8507

with a copy to (which shall not constitute notice):

Stein, Sperling, Bennett, De Jong, Driscoll, & Greenfeig, P.C.
25 West Middle Lane
Rockville, Maryland 20850
Attention: Karen N. Shapiro, Esq.
Fax: 301-354-8122

(c)  if to the QPSI prior to the Closing, to:

43670 Trade Center Place, Unit 145
Dulles, Virginia 20166
Attention: Dan Toland
Fax: 703-996-8507

with a copy to (which shall not constitute notice):

Stein, Sperling, Bennett, De Jong, Driscoll, & Greenfeig, P.C.
25 West Middle Lane
Rockville, Maryland 20850
Attention: Karen N. Shapiro, Esq.
Fax: 301-354-8122

(d)  if to a Seller, to the address set forth on such Seller’s signature page hereto.

with a copy to:

Stein, Sperling, Bennett, De Jong, Driscoll, & Greenfeig, P.C.
25 West Middle Lane
Rockville, Maryland 20850
Attention: Karen N. Shapiro, Esq.
Fax: 301-354-8122

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telecopier, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telecopier notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if sent by telecopier, when such telecopy is transmitted to the fax number specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received.

10.3.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.4.  Amendments and Waivers. This Agreement may not be amended, supplemented, modified or terminated except by an instrument in writing signed on behalf of Buyer, the Companies and Sellers. The Parties hereto may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.5.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such Party thereto.

10.6.  Entire Agreement. This Agreement (together with the agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7.  No Third Party Beneficiaries. Except for the rights of the Buyer Indemnified Parties under Article VIII, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer upon any other Person any rights or remedies.

10.8.  Governing Law. This Agreement and all claims arising out of or relating to it shall be governed by and construed in accordance with the Laws of the State of Maryland, without regard to the conflicts of Laws rules thereof.

10.9.  Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Maryland, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Legal Proceeding in Maryland with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Maryland, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Legal Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.10.  Publicity. Subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Parties shall consult with each other with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby and shall not make any such announcement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. The Parties shall use reasonable efforts to agree upon the text of any such announcement prior to its release; provided, however, that, to the extent that any announcement regarding this Agreement or the transactions contemplated hereby is made at any time, each Party may issue further announcements (including press releases, tombstones and similar announcements) without the consent of the other Party so long as such further announcements are consistent with, and not broader in scope than, the previously issued announcement.

10.11.  Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties, except that Buyer may (i) assign any of its rights under this Agreement to any one or more Affiliates, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of Buyer or the Companies of all or substantially all of the assets of Buyer or the Companies. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.11 shall be null and void, ab initio. Assignment by any Party in accordance with the terms of this Section 10.11 shall not relieve the assignor of any liability.

10.12.  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby”, “hereunder” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references in this Agreement to “dollars” and “$” are to United States dollars. Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

FORTRESS INTERNATIONAL GROUP, INC.	INNOVATIVE POWER SYSTEMS, INC.

By: /s/ Thomas P. Rosato	By: /s/ Keith Wayne Byrd
Name: Thomas P. Rosato	Name: Keith Wayne Byrd
Title: Cheif Executive Officer	Title: President

QUALITY POWER SYSTEMS, INC.

By: /s/ Daniel F. Toland
Name: Daniel F. Toland
Title: President

[Counterpart Signature pages of the Sellers follow]

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:

Daniel Toland
Print or Type Name of Seller (must match stock certificate)

/s/ Daniel F. Toland
Signature of Seller or Authorized Signatory

Daniel F. Toland
Print or Type Name and Title of Authorized Signatory

Number of Shares of IPSI Held: 100 Number of Shares of QPSI Held: 200 Notice Address:

46891 Eaton Terrace, #101
Street Address

Sterling, VA 20164
City State Zip Code

Telecopy No.: ( )

Taxpayer Identification Number: ###-##-####

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:

Judy R. Toland
Print or Type Name of Seller (must match stock certificate)

/s/ Judy R. Toland
Signature of Seller or Authorized Signatory

Judy R. Toland
Print or Type Name and Title of Authorized Signatory

Number of Shares of IPSI Held: 0 Number of Shares of QPSI Held: 600 Notice Address:

46891 Eaton Terrace, #101
Street Address

Sterling, VA 20164
City State Zip Code

Telecopy No.: ( )

Taxpayer Identification Number: ###-##-####

[Counterpart Signature Page to Stock Purchase Agreement for the Sellers]

IN WITNESS WHEREOF, the undersigned Seller has caused this Stock Purchase Agreement to be executed as of the date first written above.

SELLER:

Keith W. Byrd
Print or Type Name of Seller (must match stock certificate)

/s/ Keith W. Byrd
Signature of Seller or Authorized Signatory

Keith W. Byrd
Print or Type Name and Title of Authorized Signatory

Number of Shares of IPSI Held: 200 Number of Shares of QPSI Held: 100 Notice Address:

P. O. Box 105
Street Address

Orlean, VA 20128
City State Zip Code

Telecopy No.: ( )

Taxpayer Identification Number: ###-##-####